Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

          We consent to the use in this Registration Statement (No. 333-150878) on Form S-1 of Health Discovery Corporation of our report dated March 20, 2009, which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern, relating to our audit of the financial statements as of and for the years ended December 31, 2008 and 2007 included in this Registration Statement.

          We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ Hancock Askew & Co., LLP

Hancock Askew & Co., LLP
Savannah, Georgia
April 29, 2009